CONTACTS:
Angus Morrison
SVP, Chief Financial Officer
770-822-4285
www.vistaeyecare.com


FOR IMMEDIATE RELEASE

May 18, 2000

               VISTA EYECARE BEGINS TRADING ON OTC BULLETIN BOARD

     LAWRENCEVILLE, Georgia -- Vista Eyecare, Inc. (OTCBB: VSTAQ), today announced that its shares of common stock have been delisted from the Nasdaq SmallCap Market and that its common stock is now trading on the Over-the-Counter Bulletin Board under the symbol VSTAQ.

Vista Eyecare, Inc. is one of the nation's largest retail optical companies. The Company's retail operations offer a full line of optical goods including spectacles, contact lenses, prescription and non-prescription sunglasses and a full line of optical accessories. In addition, independent Doctors of Optometry are available adjacent to most store locations. The Company filed for protection under Chapter 11 of the bankruptcy laws on April 5, 2000.

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